EXHIBIT 10.1




                                    AGREEMENT

                                     BETWEEN


                            YORK CASKET COMPANY - IN




                                       AND


                             DISTRICT LODGE 90, AND
                              LOCAL LODGE NO. 2532
                                     OF THE
                     INTERNATIONAL ASSOCIATION OF MACHINISTS
                         AND AEROSPACE WORKERS, AFL-CIO







                             EFFECTIVE JUNE 12, 1999
                              THROUGH JUNE 11, 2002
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                                      INDEX

                                                               PAGE
                                                               ----

            ARTICLE  1  Recognition of Union ....................1
            ARTICLE  2  Union Security...........................1
            ARTICLE  3  Management Rights........................2
            ARTICLE  4  Grievance Procedure......................2
            ARTICLE  5  No Strike - No Lockout...................5
            ARTICLE  6  Seniority ...............................5
            ARTICLE  7  Promotions ..............................8
            ARTICLE  8  Work By Non-Bargaining
                              Unit Employees.....................9
            ARTICLE  9  Rates of Pay............................10
            ARTICLE 10  Incentive Pay...........................11
            ARTICLE 11  Report Pay and Call-In
                              Pay ..............................13
            ARTICLE 12  Bereavement Pay.........................14
            ARTICLE 13  Jury Duty Pay...........................14
            ARTICLE 14  Insurance ..............................15
            ARTICLE 15  Profit Sharing and
                              401K Plan.........................15
            ARTICLE 16  Paid Holidays...........................16
            ARTICLE 17  Vacation Pay............................17
            ARTICLE 18  Hours of Work...........................19
            ARTICLE 19  Leaves of Absence.......................21
            ARTICLE 20  Union Representation....................22
            ARTICLE 21  Safety Committee........................23
            ARTICLE 22  Discrimination
                              Prohibited........................23
            ARTICLE 23  Savings Clause..........................23
            ARTICLE 24  Complete Agreement......................24
            ARTICLE 25  Duration of Agreement...................24
            APPENDIX A  ........................................26
            LETTER ON INSURANCE ................................27
            LETTER OF UNDERSTANDING.............................28

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                         COLLECTIVE BARGAINING AGREEMENT

            THIS AGREEMENT is executed this 12th day of June, 1999, between York Casket Company - IN (hereinafter called the "Company") and District Lodge 90, and Local Lodge No. 2532 of the International Association of Machinists and Aerospace Workers, AFL-CIO (hereinafter called the "Union"). This contract is intended to be gender neutral. Any use of a masculine or feminine form of any word is intended to include the other gender, unless specially noted otherwise.

                                   WITNESSETH:

                                    ARTICLE 1
                              RECOGNITION OF UNION

            The Company recognizes that the Union was certified by the National Labor Relations Board as the exclusive bargaining agent with respect to rates of pay, wages, hours of employment, and other conditions of employment for all employees in the following appropriate bargaining unit, who are the employees covered by this Agreement:

            All production and maintenance employees at the Employer's Lynn, Indiana, establishment:

            BUT EXCLUDING all office clerical employees, all professional employees, all over-the-road truck drivers, all part-time janitorial employees, all guards, and all supervisors as defined in the Act.

                                    ARTICLE 2
                                 UNION SECURITY

            SECTION 2.1. UNION SHOP. Each employee shall, as a condition of employment, become and remain a member of the Union provided that such membership is available to him on the same terms and conditions generally applicable to other members of the Union, and provided that such Union membership is not denied or terminated for reasons other than the failure of the employee to tender the periodic dues and the initiation fees uniformly required as a condition of acquiring or retaining membership in the Union.

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            For employees who, on the effective date of this Agreement, are members of the Union, the obligation of Union membership shall commence on the effective date of this Agreement. For employees who are not members of the Union on the effective date of this Agreement, and for new employees hired hereafter, such obligation shall commence on the sixty-first (61st) actual day worked following the beginning of their employment or the effective date of this Agreement, whichever is later. For this purpose, the "effective date" of this Agreement shall be the date upon which its provisions become effective or the date of execution, whichever is later.

            Whenever any employee is in default of his obligation under this Section, the Union may give written notice of such default to the Company, which shall discharge such employee.

            SECTION 2.2. CHECK-OFF OF DUES. The Company shall deduct from the wages of each employee who heretofore or hereafter executes and delivers to the Company a voluntary check-off card, conforming to law, the dues lawfully and uniformly required of members of the Union. Such deductions shall be made from the wages due each employee on the first payday in each month, provided the employee had sufficient earnings in that week to cover the amount of the deduction. The amount so deducted shall promptly be remitted to the financial secretary of the Union together with a list of the names of employees in alphabetical order on whose behalf remittance is made and the amount.

            SECTION 2.3. INDEMNIFICATION BY UNION. The Union agrees to hold the Company free and harmless from any and all liability to which it may be subjected under federal, state or municipal law as a result of action taken or not taken by the Company for the purpose of complying with any of the provisions of this Article 2, or in reliance on any list, notice or checkoff card furnished under any of such provisions.

                                    ARTICLE 3
                                MANAGEMENT RIGHTS

            Except as expressly limited by this Agreement, the Company shall have the exclusive right to manage the plant, including, without limiting the generality thereof, the right to direct the working forces, plan, direct and control the plant operations, determine the work to be performed or not performed, to hire, promote, demote, discipline, suspend or discharge for just cause, to establish and enforce reasonable rules governing the conduct of employees, and to determine and improve methods of productions, and to establish and attain reasonable work production standards. The exercise of the functions of management will not be used for the purpose of discrimination against any employee nor shall they be exercised in violation of any of the terms of this Agreement.

                                    ARTICLE 4
                               GRIEVANCE PROCEDURE

            SECTION 4.1. GRIEVANCE DEFINED. A grievance is a dispute, arising during the term of this Agreement, concerning the interpretation, application or alleged violation of an express provision of this Agreement or a claim that the discipline or discharge of an employee was without proper cause.

            SECTION 4.2. GRIEVANCE PROCEDURE. All grievances shall be disposed of in the following manner:

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            (a) STEP 1. The aggrieved employee shall present the grievance to his foreman, with or without the steward as the employee shall choose, for informal discussion and settlement. The foreman shall give the employee his decision on the grievance within one (l) working day after it has been presented to him.

            (b) STEP 2. If the grievance is not settled in Step 1, the grievance shall, within three (3) working days after the employee or the Union Committee knew or should have known of the incident or event which gives rise to the grievance, be reduced to writing in duplicate by the employee or the Union Committee and shall be signed by the employee or the Union Committee on forms devised for that purpose by the Company and the Union. It shall then be submitted to the Company for consideration at a grievance meeting to be composed of the Shop Committee of the Union, the business representative of the Union, and such representative of the Company who are designated by the President of the Company for discussion and settlement. Only one (l) Step 2 grievance meeting shall be held each month for the purpose of considering all grievances which have proceeded to Step 2 by the date of such meetings, except for grievances concerning the discharge of an employee where the parties will have a meeting, to discuss and try to settle any discharge within two (2) working days of the occurrence. The Company shall give the Union its Step 2 decision in writing within five (5) working days after the date of the meeting. The monthly grievance committee meeting will be held on the third Wednesday of each month, commencing one (1) hour prior to end of shift if there are any grievances to consider.

            A grievance involving a contract violation of general application may be filed by the Shop Committee.

            SECTION 4.3. ARBITRATION.

            (a) If the grievance has not been settled under the steps outlined above, the Union may, by written notice within thirty (30) calendar days after the Company's answer at Step 2 of the grievance procedure, submit the grievance to arbitration.

            (b) Promptly after notice of the Union's desire to arbitrate is given, the parties shall request the Federal Mediation and Conciliation Service to submit to them a list of seven (7) names from which the arbitrator will be selected. The parties shall alternately strike names from the list until one name remains who shall be the arbitrator for that grievance. In the selection of the first panel under this Agreement, the Union shall strike first, and thereafter the parties shall alternate in being the first to strike. Either party may reject an entire panel of arbitrators up to a maximum of three (3) panels.

            (c) The arbitrator so selected shall have the jurisdiction and authority to interpret and apply the provisions of this Agreement to any grievance which is subject to arbitration and has been submitted to him by the parties in accordance with the provisions of this Agreement. No

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arbitrator shall have the jurisdiction or authority to add to, take from or modify any of the terms of this Agreement, nor to impair any rights reserved to any party under this Agreement.

            (d) The arbitrator shall be bound by the evidence and exhibits submitted to him at the hearing. The decision of the arbitrator shall be in writing, shall be limited to the issues directly submitted to him by the grievance and shall be final and binding upon the Company, the Union and the grievant when rendered upon a matter within the authority of the arbitrator.

            (e) The fees and expenses of the arbitrator and the cost of the hearing room shall be shared equally by the parties. All other expenses shall be paid by the party incurring them.

            (f) An arbitrator selected under the provisions hereof shall act only on one grievance at one time unless the parties, by mutual agreement, group related grievances for submission in a single proceeding.

            SECTION 4.4. FAILURE TO OBSERVE TIME LIMITS. In the event the grievant or the Union fails to exhaust its remedies under the grievance procedures provided above, or to abide by the time limits with respect to each step, the grievance shall be presumed to be abandoned and the matter shall be settled in accordance with the Company's last answer thereto. In the event the Company fails to give its answer at any step within the time limits prescribed, the Union shall have the right to proceed immediately to the next step, including arbitration. Any time limits may be extended by mutual agreement of the parties.

            SECTION 4.5. Grievances must indicate Article and Section where contract is violated and remedy requested by the employee or will not be subject to this Article.

            SECTION 4.6. Grievance procedures will be limited to employees who have completed their probationary period.

                                    ARTICLE 5
                             NO STRIKE - NO LOCKOUT

            SECTION 5.1. STRIKES AND LOCKOUTS PROHIBITED. As consideration for the right to have a grievance processed through the grievance procedure, the Union agrees that during the life of this Agreement neither it nor its officers, representatives, committeemen, stewards, nor any employee will for any reason, directly or indirectly, call, sanction or engage in any strike, walkout, slow-down, sit-down, stay-away, limitation of production, boycott of a primary or a secondary nature, picketing or any other form of interference with the operation of the business of the Company.

            The Company agrees that during the term of this Agreement it will not lock out any employees covered by this Agreement.

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            SECTION 5.2. DISCIPLINE FOR VIOLATION. If any individual employee or group of employees violates the previous paragraph, he or they may be summarily dealt with by the Company at its discretion, by reprimand, suspension, or discharge. Any such disciplinary action shall be subject to the grievance procedure.

                                    ARTICLE 6
                                    SENIORITY

            SECTION 6.1. ACQUISITION OF SENIORITY. Seniority shall be plant-wide and shall be established as of the date that the employee was last hired by the Company. During the first sixty (60) actual days worked an employee shall be probationary and shall have no seniority rights. At the completion of his probationary period, the employee's name and date of last hire shall be placed on the seniority list. Employees hired on the same day shall be ranked in alphabetical order.

            SECTION 6.2. LAYOFF.

            (a) LESS THAN FIVE DAYS. If the Company shall be required to reduce the number of employees in a given classification for less than five (5) full working days, the reduction shall be accomplished as follows:

                  (i) All probationary employees will be laid off from the affected classification.

                  (ii) Employees in the affected classification with the least seniority will be removed from the affected classification.

                  (iii) An employee with seniority rights who is removed from an effected classification shall have the right to three bumps of a less senior employee whose job he has the ability to perform without trial or training.

            (b) FIVE DAYS OR MORE. In addition to the procedure as set forth in paragraph (a) of this Section, if a classification is eliminated, or if the layoff or reduction in force shall be for a period of five consecutive full working days or more, then an employee with seniority rights who is removed from his department pursuant to paragraph (iii) of paragraph (a) of this Section shall thereupon have the right to three bumps of a less senior employee whose job he has the ability to perform either presently or whose job he can perform within a five working day training period, provided, however, that the training period to qualify for a swing position shall be ten working days. An employee laid off from his own job who does not wish to exercise such right shall have the option to accept such layoff.

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            (c) A representative of the Union shall be present during any discussion between an Employee and the Company concerning the effect on that employee of any layoff.

            SECTION 6.3. RECALL. Recall to work from layoff shall be according to seniority, taking into consideration the same requirements of ability as set forth in Section 6.2. Employees who displace employees in another classification upon recall may return to their former classifications, in order of seniority standing, when openings occur. When employees do not return to former classifications when seniority permits, the Company will not be required to return them thereafter in the absence of successful exercise of bidding rights. If an employee is laid off from the plant and is recalled to a job from which the employee has not previously been disqualified, that employee will thereafter be eligible for three bumps. An employee who is displaced from a classification by a more senior employee may be recalled to his/her original position for a period of twelve months, if the classification subsequently becomes vacant, unless the employee has bid into another classification prior to the recall.

            SECTION 6.4. COMPENSATION DURING LAYOFF AND RECALL. Any employee who displaces an employee in a different classification or is recalled to a different classification as a result of a layoff will receive the rate of pay of the classification to which he is transferred or recalled.

            SECTION 6.5. TEMPORARY ASSIGNMENTS. Aside from periods of layoff, employees may at any time be temporarily assigned to other jobs and classifications in the interest of efficient operation. Where practical to do so, the Company shall attempt to make such temporary assignments from qualified employees in available classifications who desire to perform the temporary work. An employee temporarily assigned to a different classification for the convenience of the Company will be paid the rate of pay which he received in his regular classification or the rate of pay of the classification to which he is temporarily assigned, whichever is higher. An employee who is temporarily assigned to a job in another classification because of a condition of no work on the job which he was performing will receive the rate of pay of the classification to which he has been temporarily assigned. Unless the Company and Union otherwise agree, temporary assignments will not extend beyond thirty (30) days except in the case of filling vacancies of employees who are gone because of sickness or personal leave of absence, in which event temporary assignments will not extend beyond sixty (60) days.

            The Company agrees that they will use the swing person on jobs before transferring an employee to a different job.

            If an employee is transferred from outside a department which raises the number in the department to above the normal compliment, then the employee transferred from outside will not be charged to the department bonus.

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            In selecting the person to be transferred to a higher paying job, the seniority of the available employees will be given preference.


            SECTION 6.6. SENIORITY LIST. A list of employees rated according to seniority will be posted quarterly by the Company in the plant. A copy of such list will be given to the Chairman of the Shop Committee, who will be kept advised of all periodic additions to and deletions from the list. Employees are required to bring to the attention of the Company, within ten (10) days of the date of posting, any irregularity or error affecting their seniority status; otherwise the seniority list will not be subject to further challenge or change.

            SECTION 6.7. LOSS OF SENIORITY. Seniority shall be lost if any of the following occurs:

                  (a) The employee quits or retires.

                  (b) The employee is discharged for just cause.

                  (c) The employee, when recalled from layoff, fails to report to work within three working days after notice of recall is received by the employee at his address reflected by the records of the Company.

                  (d) The employee fails to report for work at the expiration of the period granted by the Company for a leave of absence.

                  (e) Remains off payroll for a period of more than twenty-four
(24) months, except that the period shall be thirty-six (36) months for an employee who is off the payroll due to a work-related injury.

                  (f) The employee is absent for three consecutive working days without notification to the Company.

            SECTION 6.9. NON-BARGAINING UNIT EMPLOYEES. The right to promote employees to positions outside the bargaining unit is vested solely with the Company. An employee who is transferred to a job outside the bargaining unit shall retain the seniority which he had accumulated up to the time of his transfer for a period of three (3) months but he shall not accumulate further seniority during such period.

            SECTION 6.10. MILITARY SERVICE. Notwithstanding any other provision of this Agreement, any employee with seniority rights who leaves the employment of the Company to enter the military service of the United States shall have all of the rights of reinstatement, seniority, status and pay provided in the applicable laws of the United States as amended from time to time.

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            SECTION 6.11. PHYSICAL DISABILITY. If an employee is unable to perform his regular job because of physical disability, the Company and Union will endeavor to place him on an open or temporary job which he can perform. Where the disability is covered by the Americans with Disabilities Act, the Company will comply with that law and its sections relating to accommodation and nothing in this Agreement will supercede any obligation under that law.

            SECTION 6.12. VOLUNTARY JOB OPPORTUNITY. To the extent such positions are available, employees eligible for recall from layoff will be afforded the opportunity to work as a janitorial employee. When working in such a job, the employee will be paid the legal minimum wage and be entitled to the benefits of this agreement in all respects. The work opportunity shall be offered to employees on the recall list in the order they appear on the list. [Accepting a janitorial job under this Section will be voluntary and acceptance or rejection of the job opportunity will not adversely affect any other right under the agreement the employee may have.]

                                    ARTICLE 7
                                   PROMOTIONS

            Bidding will be permitted for employees upgrading to higher paying jobs. Employees may also bid lateral and down. In the event a permanent vacancy occurs in an existing job and the Company declares it open, a notice will be posted for three (3) working days on such permanent vacancy and the employees in the plant may indicate their desire to be considered for such job. The Company will make the selection of such employee. Seniority shall be given consideration where the employee has the skill, experience and ability to perform the work.

            Employees with less than six (6) months' service will not be eligible to post under the procedure. Any employee who posts successfully shall not be eligible to post again for a period of six (6) months. Special Skilled jobs will be subject to the posting procedure; however, to be successful in a bid, the bidding employee must be immediately qualified to perform the work. An employee who is selected for a job bid and fails to meet the job requirement or disqualifies himself within a period of two (2) weeks will be returned to his former job without loss of seniority. The employee who disqualifies himself will not be allowed to bid again for twelve (12) months and where the Company disqualifies the employee six (6) months. An employee who is selected for a swing job must qualify for the job within fifteen working days.

                  If an employee vacates a job due to a leave of absence for any reason, during the first sixty days of the absence the Company may fill the vacancy through the bid process or by temporary transfer. If the absence lasts for more than sixty days, the vacancy must be filled through the bid process. When the employee returns from the absence, the employees who changed jobs as a result of the filling of the vacancy will return to the jobs from which they came.

                  During the life of the contract, employees may bid on a lateral job (to a same base wage rate job) only three times, provided that all other conditions of this Article are satisfied.

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                  Employees may bid on higher paying jobs as many times as this
Article may permit.

                                    ARTICLE 8
                  WORK BY NON-BARGAINING UNIT EMPLOYEES

                  Employees not covered by this agreement shall not perform work which is recognized as the work of the bargaining unit, except for the following:

                  1. In connection with the instruction, training and assisting of the bargaining unit employees.

                  2. In connection with experimental work, new methods and trial runs.

                  3. In urgent circumstances involving plant or employee security or safety.

                  4. When a bargaining unit employee qualified to perform the work is not available. After the first two (2) hours, the Company will make every reasonable effort to fill vacant jobs from within the bargaining unit.

                  5. Provide relief when no other employee is available to provide relief.

                  6. Performing tasks of short duration unrelated to regular production.

                  7. In other instances of incidental work where the performance of such duties does not deprive bargaining unit employees of earning opportunities.

            The Company agrees that foremen and other supervisory employees are employed for purposes of supervision. They are not employed to work in place of bargaining unit employees or so as to diminish the size of the bargaining unit. Accordingly as used above:

            "Instruction" means communicating to the employee how to do the task;

            "Training" means teaching the employee how to do the job;

            "Assisting" means helping if there is a production or operating problem, but does not mean performing the work of the employee because the employee is behind in production.

                                    ARTICLE 9
                                  RATES OF PAY

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            SECTION 9.1. RATES OF EXISTING JOBS. The minimum starting and established rates of pay for employees in the various job classifications are as set forth in Appendix A attached hereto and made a part hereof. Incentive employees shall receive their established base rates of pay in increments of at least five cents following each successive two weeks of employment, but they shall be entitled to the full bonus following completion of their probationary period or at such earlier time as the Company determines them qualified. General labor employees will receive their established rate after completion of their probationary period. Maintenance department employees will receive periodic increases up to their established rate, as determined by the Company, during a period not to exceed six months. The regular hourly rate of incentive employees, as that term is used in this Agreement, shall include both their base rate and their average hourly incentive rate as computed by the Company in accordance with its existing practice.

            SECTION 9.2. RATES OF NEW JOBS. If a new job is created, the Company and the Union shall meet and attempt to agree what job classification and wage rate shall apply. If no agreement is reached, the Company will determine the job classification and wage rate which shall apply. At any time within thirty (30) days after the actual operation of the job commences, the Union or the affected employee may initiate a grievance covering the propriety of the wage rate established. If as a result of a grievance the wage rate is changed, such change will be retroactive to the date that operation of the job first commenced. This same procedure shall be applicable to any shift premium which may appropriately be paid to employees in event the Company determines to schedule an additional shift or shifts.

            SECTION 9.3. SHIFT DIFFERENTIAL. The Company will pay a shift differential as follows:

                            2nd shift - $.30 per hour
                            3rd shift - $.35 per hour

                                   ARTICLE 10
                                  INCENTIVE PAY

            SECTION 10.1. PRODUCTION LINE. Employees assigned to the assembly department may receive during each regular workweek a group incentive bonus computed as follows:

                  (a) The total number of hours worked by all employees regularly assigned to the department during such week shall first be divided by four to arrive at the minimum number of casket shell units required to be produced before incentive pay is required to be paid.

                  (b) The required minimum derived from the computation in paragraph (a) shall then be subtracted from the total number of casket shell units satisfactorily produced by the department during such workweek to arrive at the number of units to which the group allowance bonus shall be applied.

                  (c) GROUP BONUS PAYMENT:

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                  The number of units to which the group allowance bonus shall be applied as derived from the computation in paragraph (b) shall be multiplied by $6.60 ($8.10 for 18 gauge) to arrive at the total amount of group incentive pay to be received by all employees regularly assigned to the department during said workweek.

                  (d) The total amount of group incentive pay to be received by all department employees during such workweek, as derived from the computation in paragraph (c), shall then be divided by the total number of hours worked during such workweek by all employees regularly assigned to the production line during that week. The resulting quotient will be the incentive rate per hour that each such employee shall be entitled to receive that week (in addition to his base rate) for each hour worked.

            SECTION 10.2. PAINT DEPARTMENT. Employees assigned to the paint department may receive during each regular workweek a group incentive bonus computed as follows:

                  (a) The total number of hours worked by all employees regularly assigned to the department during such week shall first be divided by four to arrive at the minimum number of casket shell units required to be produced before incentive pay is required to be paid.

                  (b) The required minimum derived from the computation in paragraph (a) shall then be subtracted from the total number of casket shell units satisfactorily produced by the department during such workweek to arrive at the number of units to which the group allowance bonus shall be applied.

                  (c) GROUP BONUS PAYMENT:

                  The number of units to which the group allowance bonus shall be applied as derived from the computation in paragraph (b) shall be multiplied by $6.60 ($8.10 for 18 gauge) to arrive at the total amount of group incentive pay to be received by all employees regularly assigned to the department during said workweek.

                  (d) The total amount of group incentive pay to be received by all department employees during such workweek, as derived from the computation in paragraph (c), shall then be divided by the total number of hours worked during such workweek by all employees regularly assigned to the paint line during that week. The resulting quotient will be the incentive rate per hour that each such employee shall be entitled to receive that week (in addition to his base rate) for each hour worked.

            SECTION 10.3. INTERIOR DEPARTMENT. Employees assigned to the interior department may receive during each regular workweek a group incentive bonus computed as follows:

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                  (a) The total number of hours worked by all employees
regularly assigned to the department during such week shall first be divided by four to arrive at the minimum number of casket shell units required to be produced before incentive pay is required to be paid.

                  (b) The required minimum derived from the computation in paragraph (a) shall then be subtracted from the total number of casket shell units satisfactorily produced by the department during such workweek to arrive at the number of units to which the group allowance bonus shall be applied.

                  (c) GROUP BONUS PAYMENT:

                  The number of units to which the group allowance bonus shall be applied as derived from the computation in paragraph (b) shall be multiplied by $5.50 ($7.00 for 18 gauge) to arrive at the total amount of group incentive pay to be received by all employees regularly assigned to the department during said workweek.

                  (d) The total amount of group incentive pay to be received by all department employees during such workweek, as derived from the computation in paragraph (c), shall then be divided by the total number of hours worked during such workweek by all employees regularly assigned to the interior line during that week. The resulting quotient will be the incentive rate per hour that each such employee shall be entitled to receive that week (in addition to his base rate) for each hour worked.

            SECTION 10.4. ADMINISTRATION OF INCENTIVE PROGRAMS. Except as may otherwise be provided in this Article, the Company will continue to administer its incentive pay program on substantially the same basis as has heretofore existed. When the Company requires temporary or regular assignments outside of his normal department the hours of the employee transferred will be charged to the incentive program of the department to where the employee was transferred. Probationary employees will receive one-half the normal incentive bonus until the Company determines them qualified or until the successful completion of their probationary period, whichever is earlier, and the full bonus thereafter. Until determined qualified by the Company during or at the completion of probation, hours worked by probationary employees shall not be charged to their group's bonus.

            When a new employee or temporarily transferred employee is being trained, the training time will not be counted for purposes of calculating the bonus for the department.

            SECTION 10.5. CHANGES IN INCENTIVE RATES. All incentive rates now in effect, and incentive rates hereafter agreed upon, shall be designed to enable the normal qualified employee working with continued incentive effort to have the opportunity to receive incentive earnings on substantially the same basis as now in effect. Such incentive rates shall be subject to revision if there are changes in material, method, equipment, or personnel so as to materially affect such earnings opportunity; however, no such revision shall be made until a reasonable period of time has elapsed

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to enable the parties to evaluate the effect of any such changes. Disputed incentive rates shall be subject to the grievance procedure.

            Effective January 1, 2000, the incentive multipliers for all jobs participating in the incentive program will be increased from the rates in effect on December 31, 1999, to reflect a $.50 increase in bonus earnings.

            SECTION 10.6. Overtime hours worked in a department at times when there is no general production which are in excess of the product of the number of employees regularly assigned to the department times 40 for the week will not be counted for bonus calculation purposes.

                                   ARTICLE 11
                           REPORT PAY AND CALL-IN PAY

            SECTION 11.1. REPORT PAY. Employees who report for work at their regular starting time and have not been given at least two (2) hours' notice not to report shall be guaranteed at least four hours' pay during the scheduled work period, except in cases of labor disputes, power failure or other external failure of utilities, or other conditions clearly beyond the control of the Company. Straight time employees shall be paid their regular hourly rate (including their average incentive pay). The Company shall have the right to assign such employees to other available work for four consecutive hours. This right shall not be applicable to employees who do not have on file with the Company a telephone number at which they can be notified.

            SECTION 11.2. CALL-IN PAY. Employees who are called in to work outside of their regular shifts or schedules shall be paid at the rate of time and one-half for all time worked in excess of eight (8) hours in any one (l) day. A minimum of four (4) hours will be allowed, except that an employee may, if the call-in work is completed prior to the expiration of four (4) hours, leave work and receive pay for the time which he actually worked. If the employee elects not to leave work when the call-in work is completed the Company may assign him to any other work it determines during the remainder of the four hours. This four-hour guarantee shall not apply to maintenance employees who work for short periods of time at irregular hours for their own convenience.

                                   ARTICLE 12
                                 BEREAVEMENT PAY

            An employee who is absent from work due to the death of a member of his immediate family will be paid eight hours' pay at his regular hourly rate for a period not to exceed three (3) consecutive scheduled working days, which the employee would otherwise have worked, ending the day of the funeral, provided prompt notice of his or her intention to be absent is given to his or her foreman.

            "Immediate family" shall include the employee's spouse, child, step-child, foster child (if living in the employee's home) parent, grandparent, brother, sister, mother-in-law, father-in-law, step-father or step-mother, grandchild.

            Employees who have a death in the family not covered under the bargaining agreement for time off, will receive one day off for the funeral and will be excused from work.

            If there is a death in the immediate family and the funeral is not held until after three bereavement leave days, the employee will be excused for the additional time off through the day of the funeral.

            Employees who have a death of a brother-in-law or sister-in-law and the funeral is held on a regularly scheduled workday for the employee, the employee will be excused from work for the entire day and not suffer a loss of pay, provided the employee attends the funeral.

                                   ARTICLE 13
                                  JURY DUTY PAY

            An employee who has completed his probationary period and who is required to perform jury service or to serve as a witness as prescribed by law, will receive, for each day of such service on which he would otherwise have worked for the Company, the difference between eight (8) times his regular straight time hourly rate and the payment he receives for such service up to a maximum of 40 hours in any one week.

            An employee shall work on any day or part of a day when he is not required to appear in court.

            The Company's obligation to pay an employee for jury and witness service shall be limited to a maximum of thirty (30) days.

            In order to receive payment, an employee must give the Company as much prior notice that he has been summoned for jury duty or subpoenaed as a witness as reasonably possible and must furnish satisfactory evidence that he performed these services on the days for which he claims such payment from the Company.

            The employee shall also furnish evidence as to the pay received by him for the performance of such services.

            The provisions of this Article shall not apply to an employee who, without being summoned or subpoenaed, volunteers for such jury service or service as a witness.

                                   ARTICLE 14
                                    INSURANCE

            During the term of this Agreement, the Company shall keep in full force and effect a group insurance plan. Employees will pay $2.00 per week (effective 1/1/00 this shall be$10.00 per week) toward their insurance coverage and the Company will pay the balance. Employees desiring coverage for their dependents will pay $4.00 per week (effective 1/1/00 this shall be $20.00 per week) toward the amount of the premium for dependent coverage, and the Company will pay the balance. The terms and provisions of the group insurance plan are set forth in the policies of insurance, which are incorporated herein by reference. The policies of insurance shall contain, at a minimum, the terms set forth in the letter of insurance attached hereto. The Company and Union agree that their rights and obligations, and those of the employees, respecting insurance shall be governed solely by the terms and provisions of such insurance policies and that in event of any conflict between the terms and provisions of such insurance policies and the provisions of this Agreement or any interpretation heretofore made by the parties or any custom or practice heretofore made or observed by the parties, the terms and provisions of the policies shall be controlling and shall supersede any such conflicting terms, provisions, interpretations, customs, or practices.

                                   ARTICLE 15
                          PROFIT SHARING AND 401K PLAN

            Through December 31, 1995, the Company shall keep in full force and effect its existing profit sharing plan upon the same terms and conditions. The terms and provisions of this plan are contained in a separate document which is incorporated herein by reference. The Company and Union agree that their rights and those of the employees respecting such plan shall be governed solely by its terms and provisions and that in event of conflict between the terms and provisions of such plan and the provisions of this Agreement or any interpretation heretofore made by the parties, the terms and provisions of the plan shall be controlling and shall supersede any such conflicting terms, provisions, interpretations, customs, or practices. Employees will be furnished information as to the status of their interest in the profit sharing plan annually.

            A 401K plan will be established effective January 1, 1996; the current retirement plan will be terminated and the assets put into individual employee 401K accounts according to the shares of the employees in those assets or, at the employee's option, will be paid to the employee (minus any applicable penalties and taxes required by law); the Plan shall provide that each employee may contribute into his 401K account as much of his pre-tax income per year as may be permitted by law; the Company will match the employee's contribution at the rate of $.50 per $1 of employee contribution, to a maximum of $100/year.

                                   ARTICLE 16
                                  PAID HOLIDAYS

            All employees who have completed their probationary period shall receive eight hours' pay at their regular hourly rate, although no work is performed, for the following holidays:

                  l.    New Year's Day

                  2.    Memorial Day

                  3.    Fourth of July

                  4.    Labor Day

                  5.    Thanksgiving Day

                  6.    Day after Thanksgiving Day

                  7.    Christmas Day

                  8.    Day before or day after Christmas Day

                  9. One additional day during week between Christmas Day and New Year's Day

                  10.   Good Friday

                  11. Effective January 1, 1996, one personal day per calendar year

            Each general holiday will be observed on the day it occurs or on any other day fixed by law or appropriate governmental proclamation. The eighth paid holiday listed above will be observed on the day before Christmas when Christmas falls on a Tuesday, Friday or Saturday, and on the day after Christmas when Christmas falls on a Sunday, Monday, or Thursday. With respect to the ninth paid holiday listed above, and/or when Christmas falls on a Wednesday, the Company will notify the employees as to which day such holiday or holidays will be observed not later than the preceding December 1.

            Personal holidays must be scheduled and approved by the employee's supervisor at least one week in advance. The Company reserves the right to deny an employee's request due to operational necessity. Where too many employees request a particular day off, the employee(s) with the greatest seniority shall be given preference. A personal day may be combined with any other leave (e.g., holiday or vacation), provided that all other terms of this Article are complied with. An employees who does not use his personal day will be paid eight hours at his regular hourly rate in lieu of the time off at the end of the calendar year.

            The regular hourly rate for an incentive worker shall be computed on the basis of his incentive pay during the week in which the holiday occurred, or in event no incentive pay was earned during that week, during the last preceding week in which such incentive pay was earned. To be eligible for a paid holiday, an employee must have worked at some time during five (5) days preceding the holiday and must work all hours scheduled for him (excluding overtime) on the regularly scheduled workday immediately preceding and following the holiday unless absence on either or both of such days is due to:

                  (a)   The employee's scheduled vacation;

                  (b) Illness or injury supported by a doctor's certification if requested;

                  (c)   Death in the family as defined in Article 12; or

                  (d)   Personal or family emergency.

                                   ARTICLE 17
                                  VACATION PAY

            SECTION 17.1. AMOUNT OF VACATION.

                  (a) Eligible employees who as of July l of such year have acquired at least one year's seniority shall be eligible for a paid vacation in accordance with the following schedule:

            Seniority   Vacation Pay

One year but less than three years                One week
Three years but less than eight years             Two weeks
Eight years but less than Fifteen years           Three weeks
Fifteen years or more                             Four weeks

                  (b) Each employee's vacation pay shall he computed on the basis of his gross earnings paid the employee in the calendar year immediately preceding January 1st, provided he has worked at least 1,000 hours from July l of the preceding year to July l of the vacation year.

            SECTION 17.2. It is understood that no vacation pay will be made to employees who terminate or are discharged by the Company.

            The Company will pay vacation pay upon death, retirement, absence due to a work-related injury, voluntary quit following a notice of at least two weeks, or permanent disability of an employee on a prorated basis.

            SECTION 17.3. TIME FOR VACATIONS. A vacation shutdown will normally take place during the first week, or the first two weeks, of July of each year. If the Company determines to schedule employees for maintenance work during such vacation shutdown, employees not eligible for a paid vacation will be given preference for such maintenance work in order of seniority. Employees entitled to one and two weeks' vacation will take their vacation during the shutdown period. Employees entitled to more than two weeks' vacation will advise the Company not later than the preceding May 15 when they wish to schedule their additional week or weeks of vacation after July l. If an excessive number of employees wish to take vacation at any particular time, preference will be given on the basis of seniority. The Company shall be entitled to determine the number of employees who may be on vacation at any one time. Employees entitled to more than one week's vacation may receive pay for all vacation in excess of one week in lieu of vacation if they so desire. All vacation shall be taken in the year in which it is earned and may not be accumulated from one year to another. If at any time the Company determines there will be no vacation shutdown, it will notify employees by April
l. Vacations may then be scheduled at any time during the year following June l. The Company shall have the right to determine the number of employees who may be absent on vacation at any one time. In case excessive requests are made for any one period, preference shall be given on the basis of seniority.

            Any employee with more than two (2) weeks' vacation can take one
(1)week one (1)day at a time, subject to mutual agreement between the Company and the employee.

            SECTION 17.4. TIME OF PAYMENT. Vacation pay will be paid on the last working day before the planned vacation shutdown. If an employee has received special permission to take his vacation earlier than the planned shutdown, payment will be made on his last working day preceding his vacation only for the vacation being taken, and the balance of his vacation pay will be paid on the last working day before the planned vacation shutdown. Employees who take a vacation day one at a time will be paid for the vacation day in the week the day is taken, provided the employee schedules the vacation day in writing at least two weeks in advance. If the employee gives less than two weeks written notice of intent to take a single vacation day, the day will be paid in the payroll of the week following the vacation day.

            Any employee who works in the Maintenance Department during any shutdown, the Company will hold his or her vacation pay if the employee wishes until they take their vacation.

                                   ARTICLE 18
                                  HOURS OF WORK

            SECTION 18.1. PAYROLL WEEK AND DAY DEFINED. For payroll computation purposes, the payroll workweek begins at 12:01 am. Monday and continues until midnight Sunday, and the payroll day begins at 12:01 am. and continues until the following midnight.

            SECTION 18.2. REGULAR WORKDAY AND REGULAR WORKWEEK. The regular workday and workweek for the first shift shall be from 6:00AM Monday until 2:30PM Friday with a thirty (30) minute unpaid lunch period each shift. As of June 11, 1995, the second shift (including the employees assigned to that shift) shall become the third shift with a regular workday and workweek from 9:00

PM Sunday until 5:30 AM Friday, with a thirty (30) minute unpaid lunch period each shift. Maintenance employees assigned as of June 11, 1995 to the third shift will have a regular workday from 2:00PM Monday until 10:30PM Friday, with a thirty (30) minute unpaid lunch period each shift. The regular workweek shall consist of forty (40) hours on a schedule of eight (8) hours per day. Nothing contained herein shall be construed as a guarantee of hours of work per day or per week nor as a restriction upon the right of the Company to schedule overtime work or to schedule an additional shift or to change the hours of the regular workday or the regular workweek for business reasons upon reasonable notification to the employees and the Union.

            If the Company schedules any employee to come into work prior to their regular starting time, and the employee is sent home before he has worked eight (8) hours, the hours worked prior to regular starting time will be paid at time and one half (1-1/2).

            If the Company changes the starting time of an employee to come in later than his/her regular starting time, all time worked after the employee's regular quitting time will be paid at time and one half.

            SECTION 18.3. BREAK PERIODS. All employees shall receive two (2) ten-minute break periods each day with pay. As nearly as practicable, each break period shall be scheduled in the middle of each half shift.

            SECTION 18.4. OVERTIME PAY.

                  (a) TIME AND ONE-HALF. Time and one-half will be paid for all hours worked over eight (8) in any one workday; for all hours worked over forty
(40) in any workweek; and for all hours worked on Saturday, subject to Section 18.6.

                  (b) DOUBLE TIME. Double time shall be paid for all hours worked on a Sunday or on any of the paid holidays; provided, however, that if an employee elects to work on a Sunday or holiday for his own convenience, in accordance with the practice now in existence, such employee shall be compensated only at the rate of time and one-half provided that he has worked all hours (excluding overtime) scheduled for him during that regular workweek, subject to Section 18.6.

                  (c) LIMITATION. Overtime pay (premium rates) shall not be duplicated or paid twice for or in respect of the same hours (pyramiding).

                  (d) Except in cases of an emergency, production work on Sundays and holidays will only be on a voluntary basis.

            SECTION 18.5. OVERTIME DISTRIBUTION. Overtime shall be offered first to the employee or employees who performed the work during regular shift on that day or during that regular workweek in case of weekend overtime. If less than all the employees who performed such work during the applicable period are needed, the work will be offered to such employees by seniority. If a sufficient number of employees cannot be thus obtained, the work shall be offered by seniority to qualified employees who regularly work in the same department. If the employees who are offered overtime work by the Company pursuant to these provisions refuse such overtime work or fail to perform it for any reason, the Company is not restricted as to whom it may then offer the overtime. Overtime work shall be voluntary, except that if the Company is unable to obtain the required number of qualified employees by the procedures outlined above, it shall have the right to require qualified employees normally assigned to the same department to perform such work in reverse order of seniority. The Company shall not be required to offer overtime to employees who regularly refuse overtime assignments or who have otherwise made it known that they do not desire to perform overtime work. The Company may utilize the employee or employees selected for any overtime, on any job in the department or classification as may be necessary to keep him industriously occupied to the scheduled period.

            SECTION 18.6. The Company will pay premium pay as specified in Sections 18.4(a) and (b) above if the employee was absent from work on any of the preceding days of the workweek due to paid holiday, jury duty, personal illness or disability substantiated by a doctor's certificate or idleness caused by the Company or idleness caused by the Company by temporary layoffs, or lack of material or facilities, unless caused by legitimate reasons beyond the Company's control.

            This Section is not intended to be used to deny overtime due to working over eight hours in any one day.

                                   ARTICLE 19
                                LEAVES OF ABSENCE

                  SECTION 19.1. FOR PERSONAL REASONS. Any employee desiring a leave of absence for personal reasons may apply for the same in writing. At the discretion of the Company such leaves of absence for not more than sixty (60) days may be approved. The Company will not discriminate against any employee in the granting or denial of leaves of absence. Falsification of a request for a leave of absence shall be cause for discharge or other appropriate discipline.

            SECTION 19.2. FOR ILLNESS. An employee who becomes ill, injured or pregnant shall be granted a leave of absence for up to sixty (60) days and shall be granted additional extensions of up to sixty (60) days each where the need therefore is substantiated in writing by the employee's physician. In addition, the Company at its expense may require physical, mental, or other examinations in connection with an application for such a leave of absence, or at reasonable intervals during such a leave of absence, or at the end of such leave of absence, and such examination shall be promptly complied with by the employee.

            SECTION 19.3. UNION BUSINESS. An employee appointed or elected to a full-time position in the Union shall be granted a leave of absence for the duration of his service in such position. During such leave of absence he shall retain and continue to accumulate seniority, but shall not otherwise be entitled to any benefit under this Agreement or as an employee. Upon the termination of his services with the Union, he shall be entitled to be restored with full seniority to an available position, designated by the Company, of comparable pay to the position previously held by him, provided he makes application therefore in person within thirty (30) days after the termination of his duties with the Union. No more than one employee shall be on leave of absence for the purpose of service with the Union at any one time.

            SECTION 19.4. ACCUMULATION OF SENIORITY. An employee on leave of absence will not be entitled to any economic benefits but he shall continue to accumulate seniority during the leave. At the end of a sickness or personal leave, he shall be automatically returned to his former job if it still exists and he is physically capable of performing it and the employee occupying the job during the leave will return to the job from which he came, and so forth for all employees displaced due to the return of the employee from the leave. If his former job no longer exists or if he is physically not capable of performing it, he may be placed on any job for which his seniority, ability, and physical fitness qualified him. Prior to placing any employee, the Company will confer with the Union Committee and seek to achieve their agreement.

            SECTION 19.5. The Company and Union agree to comply with the Family and Medical Leave Act (FMLA) and that the requirements of that law will supersede this Agreement.

                                   ARTICLE 20
                              UNION REPRESENTATION

                  SECTION 20.1. DESIGNATION OF REPRESENTATIVES. The Union shall designate a Shop Committee consisting of three (3) members and may appoint one steward for each department on each shift. All such representatives shall be employees of the Company, and the Union will furnish to the Company from time to time a written list of all members of the Shop Committee and stewards. In addition to their duties with respect to the handling, adjusting and settlement of grievances, members of the Shop Committee and stewards shall have the duty to assist in the carrying out of the terms and provisions of this Agreement, including the prevention of violation of the Agreement by members of the Union.

            SECTION 20.2. REPRESENTATION IN DISCIPLINE CASES. An employee who is summoned to an interview involving discipline or discharge shall be entitled to have his steward present unless he otherwise requests.

            SECTION 20.3. PAY FOR REPRESENTATIVES. Union representatives shall be entitled to pay for time actually lost from work in the following circumstances:

                  (a) NEGOTIATIONS. Members of the Shop Committee shall be entitled to such pay for time spent in meeting with the Company for the negotiation of contracts.

                  (b) GRIEVANCE PROCEDURE. Members of the Shop Committee and stewards designated to participate in steps of the grievance procedure in
Section 4.2 shall be entitled to such pay while participating in such steps of the grievance procedure with representatives of the Company and the time lost from the line will not be charged against the employees in the Department.

                  (c) SAFETY COMMITTEE. Members of the Safety Committee shall be entitled to such pay for time spent in the monthly inspection of the plant and in meeting with Company representatives as specified in Article 21 and the time lost from the line will not be charged against the employees in the Department.

            The monthly grievance and Safety Committee meetings will begin sixty
(60) minutes prior to the end of the employees' normal workday. The Company shall not otherwise be obligated to hold any such meetings, or any negotiation meetings, during normal working hours of the Company. No Shop Committee member or steward shall leave his work without first obtaining permission from his supervisor which shall not be unreasonably withheld, provided that his supervisor is reasonably available at the time. The Union recognizes and agrees that the business of the Company is of primary importance and that the Shop Committee and stewards will not abuse the privileges granted by this Article.

                                   ARTICLE 21
                                SAFETY COMMITTEE

            A Safety Committee shall be established consisting of three (3) members selected by the Union and three (3) members selected by the Company.

            The purpose of this Committee shall be to inspect the plant once each month and to meet and jointly discuss means to correct any unsafe conditions or to take any action which is incident to the safety and health of the employees in the plant at any time other than the monthly meeting.

                                   ARTICLE 22
                            DISCRIMINATION PROHIBITED

            The Company and Union agrees that they will not discriminate against any employee because of race, color, creed, religion, sex, age, national origin, veterans, and handicapped (as defined by law).

            The Company agrees that it will not discriminate against any employee because of his membership or non-membership in the union.

            All provisions of this Agreement shall be applied consistent with the requirements of the Americans With Disabilities Act of 1990.

            To the extent these laws are amended during the term of this Agreement, the parties agree to abide by those laws in preference to any provision of this Agreement which might be inconsistent with them.

                                   ARTICLE 23
                                 SAVINGS CLAUSE

            Should any provision of this Agreement, or the application of such provision to any person or circumstance, be in violation of any existing or future law, then such provision or such application thereof shall be void and of no force and effect, but all other provisions of this Agreement or the application of such provisions of this Agreement to persons or circumstances other than those as to which it is invalid, shall continue in full force and effect and be binding upon the parties. It is the intention of the parties to preserve the effectiveness of, and to be bound by, all provisions of this Agreement not contrary to law.

                                   ARTICLE 24
                               COMPLETE AGREEMENT

            In this Agreement, the Company and the Union embody the entire results of their negotiations which have covered all aspects of rates of pay, wages, hours of employment and other conditions of employment and all such subjects are settled. Each party voluntarily and unqualifiedly waives the right, and each agrees that the other shall not be obligated, to bargain collectively during the term of this Agreement or any extension or renewal thereof. This Agreement supersedes and voids all prior agreements, written or oral, or established by custom, practice or precedent. Future understandings or interpretations of this Agreement shall not be binding unless they are reduced to writing and signed by both parties.

            The Company agrees that as nearly as practicable it will continue to operate the plant with the same general working conditions which existed prior to execution of this Agreement. This shall not restrict the Company's right to establish and enforce reasonable rules of conduct. Any such rules will not be changed during the term of this Agreement without first giving the Union notice and the opportunity to discuss such changes. The reasonableness of plant rules will be subject to the grievance procedure.

                                   ARTICLE 25
                              DURATION OF AGREEMENT

            This Agreement will become effective on June 12,1999 and shall remain in force thereafter until midnight, June 11, 2002, and from year to year thereafter unless either party serves notice in writing upon the other party at least sixty (60) days prior to the expiration of this Agreement that such party desires to cancel, terminate or modify this Agreement.

            IN WITNESS WHEREOF, the parties hereto have affixed their signatures on the day and in the year first above written.


YORK CASKET COMPANY - IN                  DISTRICT LODGE NO. 90,
                                          LOCAL LODGE NO. 2532 OF THE
                                          INTERNATIONAL ASSOCIATION OF
                                          MACHINSTS AND
                                          AEROSPACE WORKERS, AFL-CIO



By ____________________________        By ______________________________________
     Dan R. Mills                              John E. Silhavy


By ____________________________        By ______________________________________
    Larry Mills                                Ruben Cortes


By ____________________________        By ______________________________________
     M. Joyce Relly                            Beatrice Joy Weatherly


                                       By ______________________________________
                                               Julie Ward

Date Signed: November __, 1999

                                   APPENDIX A

                   SECTION A.1. Base rates for Incentive Work.

                                         6/12/99     6/12/00     6/12/01

      ASSEMBLY LINE
          Body Welder                      6.75        6.95        7.15
          Top Welder                       6.75        6.95        7.15
          Swing                            6.65        6.85        7.05
          Body Finisher                    6.65        6.85        7.05
          Top Finisher                     6.65        6.85        7.05
          Repair                           6.65        6.85        7.05
          Assemble                         6.55        6.75        6.95
          Fit-up                           6.55        6.75        6.95
          Seam Weld                        6.45        6.65        6.85
          J-Channel                        6.45        6.65        6.85
          Header Weld                      6.75        6.95        7.15
          Epoxy                            6.45        6.65        6.85
          Hinger                           6.45        6.65        6.85

          Starting Rate                    6.40        6.60        6.80

      PAINT LINE
          Swing                            6.35        6.55        6.75
          Touch up                         6.25        6.45        6.65
          Color Coat                       6.15        6.35        6.55
          Shade & Topcoat                  6.15        6.35        6.55
          Prime                            6.05        6.25        6.45
          Hardware Expedite                6.05        6.25        6.45
          Hardware Install                 6.05        6.25        6.45
          Gasket & Tips                    6.05        6.25        6.45
          Wet Sand                         6.05        6.25        6.45
          Paint Mix                        5.95        6.15        6.35
          Install Bed                      5.95        6.15        6.35
          Sand                             5.95        6.15        6.35
          Wash                             5.95        6.15        6.35
          Test                             5.95        6.15        6.35

          Starting Rate                    6.40        6.60        6.80

      INTERIOR LINE
          Swing                            6.05        6.25        6.45
          Panel Maker                      5.90        6.10        6.30
          Sew Interior                     5.90        6.10        6.30
          Sew Pillow                       5.90        6.10        6.30
          Shirr                            5.90        6.10        6.30
          Install Body                     5.90        6.10        6.30
          Install Top                      5.90        6.10        6.30
          Cut - Fold                       5.90        6.10        6.30
          Roll Assembly                    5.90        6.10        6.30
          Cap Assembly                     5.90        6.10        6.30
          Set-up                           5.90        6.10        6.30
          Close                            5.90        6.10        6.30
          Blow Pillows                     5.90        6.10        6.30
          Hang                             5.90        6.10        6.30
          Crush Panel                      5.90        6.10        6.30
          Test                             5.90        6.10        6.30
          Sew Blanket                      5.90        6.10        6.30

          Starting Rate                    6.40        6.60        6.80

Hourly Rates are as follows:

                                          1/1/00      6/12/00     6/12/01

      MAINTENANCE
          Starting Rate (6/12/99-$8.30)     8.80        9.10        9.30
          Maintenance (6/12/99-$11.35)     11.85       12.05       12.25
          Maintenance (Extra Help)
                    (6/12/99-$7.75)         8.25        8.45        8.65

      GENERAL LABOR
          Starting Rate (6/12/99-$6.40)     6.90        7.10        7.30
          Dock (6/12/99-$9.95)             10.45        10.65      10.85
          Dock Controller (6/12/99-$10.45) 10.95        11.15      11.35

          NOTE: Starting Rate does not receive incentive pay.

          MODIFIED DUTY RATE:       Equal to non-maintenance start rate for
                                    employees on workers' compensation and $8.75 for employees not on workers' comp

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
                               LETTER ON INSURANCE

      The Company will maintain the present insurance benefits and contributions except that:

      1.  Life insurance and AD&D:
          1st Year            2nd Year          3rd Year
          $12,000
          (Effective 1/1/00
          $13,000)            $14,000           $15,000

      2.  S & S
          1st Year            2nd Year          3rd Year
          $165.00
          (Effective 1/1/00
          $180.00             $180.00           $180.00

      3. Precertification of all Hospital Stays Required. Deductible $300.00-Individual $600.00-Family Lifetime Maximum Benefit $1,000,000; Benefit Percentage after Deductible; All covered expenses except charges for treatment of mental and nervous disorders. (Including Alcoholism and Drug Abuse) 80%

      4. When the covered persons share of expense subject to the 80% benefit level reaches $1000 Individual/ $2000 Family in a calendar year, the benefit level will change to 100% for the balance of the calendar year.

      5.  Mental and Nervous
          Outpatient  50%        $1,000 per year maximum
          In patient  80%
          The mental and nervous benefit is not subject to the 100% Benefit
          Level.

      6. Co-payment on prescriptions of $3.00 per prescription for generic drugs and $5.00 per prescription for non-generic drugs.

          Effective 1/1/00, the following shall apply:

          Co-payment on prescriptions of $7.50 per prescription for generic drugs and $15 per prescription for non-generic drugs. If the employee obtains prescription drugs through the Company's mail order plan, the co-payment would be $10 for generic drugs and $20 for non-generic drugs. If a generic drug is not available, the employee co-pay will, nevertheless, be the generic drug amount.

      7. A Preferred Provider Organization (PPO) system will be implemented which will have a co-pay of 90/10, if the PPO is used, and 80/20, if the employee chooses not to use a

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
          PPO. Currently, the Company has Reid Memorial in Richmond as a PPO. The Company will seek to increase the number of PPOs in an effort to include as many of the hospitals which are currently used by the employees as reasonably possible.

      8. A Utilization Review system will be implemented which will require second opinions on and pre-approval of surgical procedures and hospital stays (pre-certification). If an employee chooses to have a surgical procedure or hospital stay which has not been pre-certified, the procedure or stay will not be covered by insurance, unless the employee has obtained a second medical opinion which confirms the initial opinion. Upon request, the doctor obtaining the pre-certification will be given a "pre-certification tracking number" as confirmation of the receipt of the certification and that number will be provided to the employee. Emergency procedures will not be delayed due to the need for pre-certification; an employee will have two working days after the procedure to obtain certification.


                             LETTER OF UNDERSTANDING

      When the Company goes down to a 3-day work week for more than 2 weeks in a 30-day period, then the Company will effectuate a layoff, provided, however, this shall not apply if the 3-day week is caused by power failure, machinery failure, Fire, snowstorm, flood or another act of God or any other unforeseen circumstances beyond the Company's control.

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